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                      SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM N-8A

          NOTIFICATION OF REGISTRATION FILED PURSUANT OT SECTION 8(a)
                     OF THE INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:    Pearl Mutual Funds

Address of Principal Business Office (No. & Street, City, State, Zip Code):
     2610 Park Avenue, P.O. Box 209, Muscatine, Iowa 52761

Telephone Number (including area code):  (319) 264-8000

Name and address of agent for service of process: Janet R. Van Alsburg, 2610 Park Avenue, Muscatine, Iowa 52761

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
[X] Yes  [_] No

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in Muscatine, Iowa on January 8, 2001.


                                    Pearl Mutual Funds

                                    By:  /s/ David M. Stanley
                                       -------------------------
                                    President

                                    By:  /s/ Janet R. Van Alsburg
                                       ----------------------------
                                    Vice President and Secretary

Attest:  /s/ Jean Pantel
       --------------------------
Assistant Secretary